July 22, 2003


Mr. John Broderick
KPMG LLP
1601 Market Street
Philadelphia, PA 19103

     Re:  The Community Reinvestment Act Qualified Investment Fund
          (the "Trust")

Dear Mr. Broderick:

     Set forth below are the disclosures that the Trust will make in response to
Item 304(a) of Regulation S-K under the Securities Exchange Act of 1934, in its Form N-SAR as required by Sub-item 77K and in its annual report to shareholders as required by Item 22(b)(4) of Form N-1A:

                                   Disclosures
                                   -----------

     On May 8, 2003, KPMG LLP ("KPMG") resigned as independent auditors to The Community Reinvestment Act Qualified Investment Fund (the "Trust"). KPMG's reports on the Trust's financial statements for the fiscal years ended May 31, 2001 and May 31, 2002 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust's fiscal years ended May 31, 2001 and May 31, 2002 and the interim period commencing June 1, 2002 and ending May 8, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years.

     On May 8, 2003, the Trust by action of its Board of Trustees, upon the recommendation of the Audit Committee of the Board, approved the engagement of Grant Thornton as the independent auditors to audit the Trust's financial statements for the fiscal year ending May 31, 2003. During the Trust's fiscal years ended May 31, 2001 and May 31, 2002 and the interim period commencing June 1, 2002 and ending May 8, 2003, neither the Trust nor anyone on its behalf consulted Grant Thornton on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).

     Pursuant to the requirements of Item 304(a)(3) of Regulation S-K, we request that you furnish us with a letter addressed to the Securities and Exchange Commission ("SEC") stating whether or not KPMG agrees with the statements made in the proposed disclosure. We request that you provide this letter to us as soon as possible.

     Pursuant to Item 304(a)(2)(D), we will request the newly engaged accountant, Grant Thornton, to also review the disclosure required by 304(a) before it is filed with the SEC and we will provide Grant Thornton the opportunity to provide a letter addressed to the SEC if it does not agree with the disclosure.

     If you have any questions, do not hesitate to call me at 954-217-7999.

                                        Very truly yours,

                                        The Community Reinvestment Act
                                        Qualified Investment Fund


                                        by /s/ Neil M. Solomon
                                           ----------------------
                                        Neil M. Solomon, President and Treasurer

cc:  Matt Luttinger (Grant Thornton)

July 25, 2003

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for The Community Reinvestment Act Qualified Investment Fund and, under the date of July 5, 2002, we reported on the financial statements of The Community Reinvestment Act Qualified Investment Fund as of May 31, 2002 and for the years ended May 31, 2002 and 2001. On May 8, 2003, we resigned. We have read The Community Reinvestment Act Qualified Investment Fund's statements included in note 6 to its May 31, 2003 annual report to shareholders and Sub-Item 77K of its Form N-SAR, and we agree with such statements, except that we are not in a position to agree or disagree with the contents of the second paragraph relating to the engagement of other accountants.

Very truly yours,

/s/ KPMG LLP